FOR IMMEDIATE RELEASE

Champion Communication Services, Inc. Announces Amendments to Bylaws; Sets Date for Annual Shareholder Meeting

The Woodlands, Texas, February 6, 2002 - CHAMPION Communication Services, Inc. (the "Company") (Canadian Venture Exchange Symbol: YCJ and U.S. Over the Counter Bulletin Board Symbol: CCMS) announced that its Board of Directors has authorized certain amendments to the Amended and Restated Bylaws of the Company. The principal amendment to the Bylaws will require shareholders who plan to nominate a person for election or re-election as a director of the Company at the Annual Shareholder Meeting to provide written notice to the Secretary of the Company "not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting." The 2001 annual meeting of shareholders was held on June 5, 2001, meaning that under the new Bylaw provision, nominations and proposals are due between March 7 and March 27, 2002. The Company's next annual meeting will be held on July 8, 2002.

In addition, the Company amended the Bylaws by adding provisions relating to the indemnification of Directors and Officers against actions by third parties; modified the business the notice requirements for proposals to be considered at Annual Shareholder Meetings and Special Meetings of the shareholders; and amended the Bylaws by adding provisions related to the disclosure, approval and fairness of Affiliated Transactions.

Champion Communication Services, Inc. is a telecommunications infrastructure provider, that provides high-powered Trunked dispatch services in the United States. The Company's customers are principally businesses and government agencies located in five major metropolitan geographic areas. Champion manages its assets and customers through Company-owned supporting services in the targeted markets as well as through the efforts of independent dealers.

For further information contact:

Mr. Albert F. Richmond, Chief Executive Officer

Telephone:        1-800-614-6500
Fax:              1-281-364-1603

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Please note that this press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested
license  transfers;   fluctuations  in  the  Company's  tower  rental  expenses;
inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.